Exhibit 99.1

Hemisphere Media Group Announces First Quarter 2020 Financial Results

MIAMI, FL — (May 11, 2020) — Hemisphere Media Group, Inc. (NASDAQ: HMTV) (“Hemisphere” or the “Company”), the only publicly traded pure-play U.S. media company targeting the high-growth U.S. Hispanic and Latin American markets with leading broadcast and cable television and digital content platforms, today announced financial results for the first quarter ended March 31, 2020.

President and Chief Executive Officer of Hemisphere, Alan Sokol, said, “Since the onset of the global pandemic, we have prioritized protecting the health and safety of our employees, working closely with our distribution and advertising partners, identifying and implementing cost-savings measures, and, critically, providing the most comprehensive, continuous and relevant news and information for our audiences in Puerto Rico and for Spanish-speakers here in the continental U.S.

During the first quarter, our expanded and groundbreaking news coverage in Puerto Rico, together with our innovative and must-see entertainment programming, resulted in WAPA breaking all historical ratings records in Puerto Rico since the inception of Nielsen, among both total viewers and Adults 18-49. In March, WAPA accounted for 43% of overall viewing among Adults 18-49 in Puerto Rico, an impressive and dominant achievement, which will ensure a continued strong share of the advertising spend.

In the U.S., viewers have relied on our cable networks for the latest news from their home countries, as well as unique and high-quality entertainment content. Several of our channels delivered record-breaking total day ratings in the first quarter. Centroamerica TV had its sixth consecutive quarter of year-over-year audience growth, with an astounding 65% increase in viewing over first quarter of 2019; Pasiones ratings were up 24% versus the first quarter of 2019, its 13th consecutive quarter of ratings growth; and WAPA America saw a 29% increase in audience versus the first quarter of 2019. During April, all of our networks have seen continued robust growth in viewers.

Notwithstanding our strong ratings performance and increased viewing, we experienced a decrease in advertising revenue in the first quarter, as the advertising market in Puerto Rico was adversely affected by the earthquakes that struck the island in January and the subsequent lockdown of the island in mid-March. In the second quarter to date, the pandemic has had a significant impact on our overall advertising revenue. In April, total advertising revenue declined 23% as compared to April 2019, and May to date is pacing down 35%.

Pantaya, our streaming platform in partnership with Lionsgate, has accelerated its strong growth trajectory in 2020, with approximately 750,000 subscribers as of today.

To maintain our solid financial position, we are managing expenses closely and cutting costs where possible without compromising on necessary programming and quality. In addition, as of the end of the quarter, we had $95 million in cash on hand and no near-term maturities. We have not pursued any share buybacks at this time and are deferring capital expenditures where possible.

Looking ahead, we believe we are taking the right steps to emerge from these challenges as a stronger and more agile company. We have withstood difficulty before, most recently in 2017 when we faced a generational natural disaster in Hurricane Maria. We confronted the headwinds, rose to the occasion, ensured that our viewers had the news and information they needed, and rebounded quickly to growth. We look forward to coming out of this period with opportunities to expand our market share and build upon our world-class assets.”

Financial Results for the Three Months Ended March 31, 2020

Net revenues were $32.4 million for the three months ended March 31, 2020, a decrease of 8%, as compared to net revenues of $35.1 million for the comparable period in 2019. The decline was due to decreases in advertising revenue and affiliate revenue. Advertising revenue decreased $1.3 million, or 10%, due to the negative impacts on the Puerto Rico TV ad market of the earthquakes in January and February and the COVID-19 pandemic in March. Affiliate revenue decreased $1.5 million, or 7%, due to a decline in subscribers across our U.S. networks, the negative impact of the blackout of WAPA America on Dish until late January 2020, and a decrease in revenues at our Latin American cable networks as a result of subscriber and fee declines and unfavorable foreign currency movements.

Operating expenses, excluding non-operating items, were flat year-over-year, despite an increase of $0.5 million in reserve for bad debt, given the increased risk of collection due to the pandemic. The quarter included non-operating expenses of $3.0 million in professional and advisory fees incurred in connection with our pursuit of strategic transactions, and a decline of $1.5 million due to the timing of reimbursements received from the FCC for equipment purchases required as a result of the spectrum repack.

Net loss attributable to the Company was $9.4 million for the three months ended March 31, 2020, as compared to net loss of $1.7 million for the comparable period in 2019. The decrease was primarily due to the negative impact of the earthquakes and COVID-19 on revenue, an increase in non-operating expenses, as well as a non-cash impairment charge of $5.5 million related to our investment in REMEZCLA.

Adjusted EBITDA was $11.5 million for the three months ended March 31, 2020, a decrease of 23%, as compared to Adjusted EBITDA of $14.9 million for the comparable period in 2019.

As of March 31, 2020, the Company had $95.0 million of cash and $206.4 million in debt. The Company’s gross leverage ratio was approximately 3.3x, and net leverage ratio was approximately 1.8x.

During the three months ended March 31, 2020, the Company funded $6.4 million into its joint ventures, including $4.8 million in Canal 1, and $1.5 million in Pantaya.

The following tables set forth the Company’s financial performance for the three months ended March 31, 2020 and 2019, as well as select financial data as of March 31, 2020 and December 31, 2019:

HEMISPHERE MEDIA GROUP, INC.

Comparison of Consolidated Operating Results

(amounts in thousands)

	Three Months Ended March 31,
	2020	2019
	(Unaudited)
Net revenues	$32,409	$35,110
Operating expenses:
Cost of revenues	10,967	10,214
Selling, general and administrative	11,233	10,901
Depreciation and amortization	3,131	4,067
Other expenses	3,021	231
Gain from FCC spectrum repack and other	(9)	(1,462)
Total operating expenses	28,343	23,951

Operating income	4,066	11,159

Other expense:
Interest expense, net	(2,786)	(2,960)
Loss on equity method investments	(7,019)	(7,376)
Impairment of equity method investment	(5,479)	—
Total other expense	(15,284)	(10,336)
(Loss) income before income taxes	(11,218)	823

Income tax benefit (expense)	1,675	(2,556)
Net loss	$(9,543)	$(1,733)

Net loss attributable to non-controlling interests	115	47
Net loss attributable to the Hemisphere Media Group, Inc.	$(9,428)	$(1,686)

Reconciliation of net loss attributable to the Hemisphere Media Group, Inc. to Adjusted EBITDA:
Net loss attributable to the Hemisphere Media Group, Inc.	$(9,428)	$(1,686)
Add (Deduct):
Net loss attributable to non-controlling interests	(115)	(47)
Income tax (benefit) expense	(1,675)	2,556
Impairment of equity method investment	5,479	—
Loss on equity method investments	7,019	7,376
Interest expense, net	2,786	2,960
Gain from FCC spectrum repack and other	(9)	(1,462)
Transaction and non-recurring expenses	3,021	231
Depreciation and amortization	3,131	4,067
Stock-based compensation	1,280	917
Adjusted EBITDA	$11,489	$14,912

Selected Financial Data:

(amounts in thousands)

	As of		As of
	March 31, 2020		December 31, 2019
	(Unaudited)		(Audited)
Cash	$95,009		$92,151
Debt (a)	$206,413		$206,947

Leverage ratio (b):	3.3	x	3.1	x
Net leverage ratio (c):	1.8	x	1.7	x

(a) Represents the aggregate principal amount of the debt.

(b) Represents gross debt divided by Adjusted EBITDA for the last twelve months. This ratio differs from the calculation contained in the Company's amended term loan.

(c) Represents gross debt less cash divided by Adjusted EBITDA for the last twelve months. This ratio differs from the calculation contained in the Company's amended term loan.

The following table presents estimated subscriber information (unaudited):

	Subscribers (a) (amounts in thousands)
	March 31, 2020	December 31, 2019	March 31, 2019
U.S. Cable Networks:
WAPA America (b)	4,038	4,140	4,381
Cinelatino	4,196	4,364	4,608
Pasiones	4,490	4,626	4,272
Centroamerica TV	3,759	3,976	4,239
Television Dominicana	2,281	2,345	2,370
Total	18,764	19,451	19,870

Latin America Cable Networks:
Cinelatino	16,043	16,132	17,174
Pasiones	16,598	16,763	16,170
Total	32,641	32,895	33,344

(a)	Amounts presented are based on most recent remittances received from our Distributors as of the respective dates shown above, which are typically two months prior to the dates shown above.

(b)	Excludes digital basic subscribers.

Non-GAAP Reconciliations

Within Hemisphere’s first quarter 2020 press release, Hemisphere makes reference to the non-GAAP financial measure, “Adjusted EBITDA.” Whenever such information is presented, Hemisphere has complied with the provisions of the rules under Regulation G and Item 2.02 of Form 8-K. When presenting Adjusted EBITDA, Hemisphere’s management adds back (deducts) from net loss attributable to Hemisphere Media Group, Inc., net loss attributable to non-controlling interest, depreciation expense, amortization of intangibles, gain from FCC spectrum repack and other, impairment on equity method investment, loss on equity method investment, interest expense, net, transaction and non-recurring expenses, income tax (benefit) expense, and stock-based compensation. The specific reasons why Hemisphere’s management believes that the presentation of this non-GAAP financial measure provides useful information to investors regarding Hemisphere’s financial condition, results of its operations and cash flows has been provided in the Form 8-K filed in connection with this press release. A reconciliation of net loss attributable to Hemisphere Media Group, Inc. to Adjusted EBITDA can be found above in the table that sets forth Hemisphere’s financial performance for the three months ended March 31, 2020 and 2019.

Conference Call

Hemisphere will conduct a conference call to discuss its first quarter 2020 results at 10:00 AM ET on Monday, May 11, 2020. A live broadcast of the conference call will be available online via the Investor Relations section of the Company’s website located at www.hemispheretv.com. Alternatively, interested parties can access the conference call by dialing (877) 497-1436, or from outside the United States by dialing (262) 558-6292, at least five minutes prior to the start time. The conference ID for the call is 4888365.

A replay of the call will be available beginning at approximately 1:00 PM ET on Monday, May 11, 2020 by dialing (855) 859-2056, or from outside the United States by dialing (404) 537-3406. The conference ID for the replay is 4888365.

Forward-Looking Statements

Statements in this press release and oral statements made from time to time by representatives of Hemisphere may contain certain statements about Hemisphere and its consolidated subsidiaries that are “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These include, but are not limited to, the deterioration of general economic conditions, political instability, social unrest, and public health crises, such as the occurrence of a contagious disease like the novel coronavirus, either nationally or in the local markets in which Hemisphere operates, Puerto Rico’s uncertain political climate, as well as delays in the disbursement of earmarked federal funds on the local economy and advertising market, the effects of Hurricane Maria and recent earthquakes in Puerto Rico on Hemisphere’s business and the advertising market in Puerto Rico as well as Hemisphere’s customers, employees, third-party vendors and suppliers, the effect on affiliate revenue that Hemisphere receives, short and long-term migration shifts in Puerto Rico, Hemisphere’s ability to timely and fully recover proceeds under our insurance policies Hemisphere’s ability to successfully integrate acquired assets and achieve anticipated synergies, statements relating to Hemisphere’s future financial and operating results (including growth and earnings), plans, objectives, expectations and intentions and other statements that are not historical facts. These statements are based on the current expectations of the management of Hemisphere and are subject to uncertainty and changes in circumstance, which may cause actual results to differ materially from those expressed or implied in such forward-looking statements. Without limitation, any statements preceded or followed by or that include the words “targets,” “plans,” “believes,” “expects,” “intends,” “will,” “likely,” “may,” “anticipates,” “estimates,” “projects,” “should,” “would,” “expect,” “positioned,” “strategy,” “future,” or words, phrases or terms of similar substance or the negative thereof, are forward-looking statements. In addition, these statements are based on a number of assumptions that are subject to change. Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements are discussed under the headings “Risk Factors” and “Forward-Looking Statements” in Hemisphere’s most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”), as they may be updated in any future reports filed with the SEC. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, Hemisphere’s actual results, performance, or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements included herein are made as of the date hereof, and Hemisphere undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

About Hemisphere Media Group, Inc.

Hemisphere Media Group, Inc. (HMTV) is the only publicly traded pure-play U.S. media company targeting the high-growth U.S. Hispanic and Latin American markets with leading television and digital content platforms. Headquartered in Miami, Florida, Hemisphere owns and operates five leading U.S. Hispanic cable networks, two Latin American cable networks, the leading broadcast television network in Puerto Rico, and has ownership interests in a leading broadcast television network in Colombia, a Spanish-language content distribution company, and a Spanish-language OTT service in the U.S.

Contact:

Edelman Financial Communications for Hemisphere Media Group

Ashley Firlan

(917) 640-4196

Ashley.Firlan@Edelman.com